Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 22, 2010, relating to the financial statements and financial highlights which appear in the August 31, 2010 Annual Report to Shareholders of John Hancock Funds II Alternative Asset Allocation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm/Reports to Shareholders” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 13, 2011